Exhibit 10.8(iv)

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is executed as of the 2nd day of March, 2012, between TARIGO-PAUL, LLC, a California limited liability company (“Lessor”) and SYNOPSYS, INC., a Delaware corporation (“Lessee”).

RECITALS

A. Tarigo-Paul, a California limited partnership (the predecessor-in-interest to Lessor) and Lessee entered into a Mary Avenue Industrial Lease dated as of January 2, 1996 (the “Original Lease”), as amended by (i) a First Amendment to Lease dated July 15, 1996 (the “First Amendment”), (ii) a Second Amendment to Lease dated August 31, 2006 (the “Second Amendment”) and (iii) a Third Amendment to Lease dated April 8, 2010 (the Original Lease, as so as amended, is hereinafter referred to as the “Lease”), pursuant to which Lessor leases to Lessee, and Lessee leases from Lessor, certain premises (the “Premises”) consisting of two (2) four (4) story buildings (the “Buildings”) located at 445 and 455 Mary Avenue in Sunnyvale, California. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease. As of the Fourth Amendment Extension Date (as defined below), the “Lease” shall mean the Lease, as modified by this Amendment.

B. Pursuant to the terms of Section 3.2 of the Original Lease and Section 7 of the Second Amendment, Lessee has one (1) right to extend the Term of the Lease for an additional period of five (5) years. Lessee and Lessor have negotiated for Lessee’s right to the Fourth Amendment Extended Term (as defined below) in lieu of Lessee’s exercise of the foregoing right to extend the Term for such five (5) year period, and the parties now desire to amend the Lease to (i) extend the Term of the Lease as is provided for in Section 3 below, (ii) modify the Base Rent payable by Lessee under the Lease during such Fourth Amendment Extended Term as provided below, (iii) correct the square footage of the Premises stated in the Lease, (iv) provide that Lessee’s remaining extension right pursuant to Section 3.2 of the Original Lease has now been used and is no longer in effect, (v) provide Lessee with one (1) option to extend the Term of the Lease for an additional five (5) year period as provided for in Section 5 below, and (vi) modify the Lease in certain other respects, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:.

1. Recitals. Recitals A and B above are incorporated herein by reference.

2. Premises. Notwithstanding anything to the contrary contained in the Lease (including, without limitation, Section 1 of the First Amendment), Lessor and Lessee agree that, effective as of the Fourth Amendment Extension Date, the square footage of the Buildings as set forth throughout the Lease (including, without limitation, with respect to the determination of rent during the Fourth Amendment Extended Term and, if applicable, the Option Term under Section 5 below) shall be deemed to be 215,824 square feet, as follows: 445

Mary Avenue contains 107,912 square feet and the Building located at 455 Mary Avenue contains 107,912 square feet.

3. Extension of Term. Provided that Lessor has not then provided Lessee with a written notice of default which has not been cured pursuant to the Lease (hereinafter “Default”) and the Lease is then still in full force and effect, as of November 1, 2012 (the “Fourth Amendment Extension Date”), the Term of the Lease shall be extended such that the Term shall terminate on October 31, 2019 (the “Fourth Amendment Expiration Date”). (Such time period from November 1, 2012 to October 31, 2019 is hereafter referred to as the “Fourth Amendment Extended Term”).

3. Base Rent.

(a) Base Rent. During the Fourth Amendment Extended Term, the Base Rent payable under the Lease shall be as follows:

Months	Rent Per Square Foot	Square Footage	Monthly Base Rent	Annual Base Rent

01-12*	$2.75	215,824	$593,516.00	$7,122,192.00

13-24	$2.833	215,824	$611,321.48	$7,335,857.76

25-36	$2.917	215,824	$629,661.12	$7,555,933.44

37-48	$3.005	215,824	$648,550.96	$7,782,611.52

49-60	$3.095	215,824	$668,007.49	$8,016,089.88

61-72	$3.188	215,824	$688,047.71	$8,256,572.52

73-84	$3,284	215,824	$708,689.14	$8,504,269.68

*	Subject to abatement during Months 1 and 2 pursuant to Section 3(b) below.

(b) Abatement Period. Notwithstanding anything to the contrary contained herein, so long as Lessee is not then in Default under the Lease, Lessee shall be entitled to receive an abatement of the Base Rent due during the calendar months of November and December, 2012 (the “Abatement Period”) subject to the provisions of this Section 3(b). All Base Rent abated pursuant to this Section 3(b) is herein referred to as “Abated Rent.” During the Abatement Period, Lessee shall still be responsible for the payment of all of its other monetary obligations under the Lease (including, without limitation, all impositions, insurance premiums, taxes, assessments, operating charges, maintenance charges and other charges, costs and expenses arising or contemplated under the Lease). In the event of a Default by Lessee under the terms of the Lease that results in early termination pursuant to the provisions of Article XII of the Original Lease, and as part of the recovery set forth in Article XII of the Original Lease, Landlord shall be entitled to the recovery of the then-unamortized portion of the Abated Rent

(assuming amortization of Abated Rent on a straight-line basis over the Fourth Amendment Extended Term.).

4. Condition of Premises. As of the Fourth Amendment Extension Date, the Premises shall be leased to Lessee on an “as-is” basis, without any representation or warranty whatsoever, and any representations or warranties or covenants made by Lessor in the Lease with respect to the condition of the Premises as of the Commencement Date or any other period during the Term shall not apply to the Fourth Amendment Extension Date or any time period during the Fourth Amendment Extended Term. Without limiting the foregoing, Lessor has not made any agreement to perform any alterations or improvements to the Premises or provide any improvement allowance to Lessee in connection with the Fourth Amendment Extended Term. The foregoing provisions of this Section 4 will not be deemed to diminish or alter Lessor’s general maintenance, repair and replacement obligations as set forth in Sections 6.1 (b) and 6.2(b) of the Original Lease.

5. Extension Option. Lessee acknowledges and agrees that Lessee no longer possesses any of the rights to extend the Lease Term originally set forth in Section 3.2 of the Original Lease and Section 7 of the Second Amendment. Lessee is hereby given one (1) option to extend the Term (the “Option to Extend”) for an additional period of five (5) years (the “Option Term”) (i.e., from November 1, 2019 through October 31, 2024), which Option to Extend may be exercised only by written notice (the “Option Notice”) from Lessee to Lessor given on or before April 30, 2019 (the “Option Exercise Date”); provided, however, if Lessee is in material Default on the Option Exercise Date, the Option Notice shall be totally ineffective and the Lease shall expire at the end of the Fourth Amendment Extended Term. In the event Lessee exercises the foregoing Option to Extend, the Option Term shall be subject to all of the terms and conditions of the Lease except that Base Rent payable by Lessee during the Option Term shall be equal to ninety-five percent (95%) of the then “Fair Market Rent” (as defined in Section 3.2(b) of the Original Lease), as determined under Section 3.2(c) of the Original Lease, with no “floor” as described in Section 3.2(b) of the Original Lease.

6. Existing Termination Option. Section 3 of the Second Amendment is hereby deleted in its entirety.

7. Brokers. Lessor and Lessee each represents and warrants to the other that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for it in connection with this Amendment except for Cornish & Carey Commercial Newmark Knight Frank, in the case of Lessor, and Wixen Real Estate Services, in the case of Lessee (collectively, “Brokers”). Brokers will be paid a commission by Lessor pursuant to the terms of a separate agreement. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker or salesman for a commission, finder’s fee or other compensation as a result of any inaccuracy or alleged inaccuracy in the foregoing representation and warranty of the indemnifying party.

8. Authority.

(a) Lessee’s Authority. Lessee, and each person executing this Amendment on behalf of Lessee, hereby covenants and warrants that (i) Lessee is duly incorporated and validly existing under the laws of its state of incorporation, (ii) Lessee has and is duly qualified to do business in the state in which the Building is located, (iii) Lessee has full corporate power and authority to enter into this Amendment, (iv) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Lessee is duly and validly authorized to do so, and (v) Lessee has received any and all approvals or consents necessary from any third party which is necessary for this Amendment to be an enforceable obligation of Lessee.

(b) Lessor’s Authority. Lessor and each person executing this Amendment on behalf of Lessor, hereby covenants and warrants that (i) Lessor is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (ii) Lessor has and is duly qualified to do business in the state in which the Building is located, (iii) Lessor has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Lessor’s obligations under the Lease, as amended by this Amendment, and (iv) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Lessor is duly and validly authorized to do so.

9. Estoppel. Lessee hereby certifies and acknowledges, that as of the date hereof, to the best of Lessee’s knowledge, (a) Lessor is not in default in any respect under the Lease, (b) Lessee does not have any defenses to its obligations under the Lease, (c) there are no offsets against rent payable under the Lease, and (d) Lessee has not assigned its interest in the Lease or sublet any of its interest in the Premises to any third party. Lessee acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Lessor in entering into this Amendment; (ii) such representations are being made by Lessee for purposes of inducing Lessor to enter into this Amendment; and (iii) Lessor is relying on such representations in entering into this Amendment.

10. Lease in Full Force and Effect. Except as provided in this Amendment, the Lease is unmodified hereby and remains in full force and effect.

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have agreed to the terms of this Amendment as of the date first written above.

“Lessor”

TARIGO-PAUL, LLC, a California limited liability company

By: North Parcel Management, Inc., a California corporation, its managing member

	By:	/s/ Jay Paul
	Name:	Jay Paul
	Title:	President and Secretary

“Lessee”

SYNOPSYS, INC., a Delaware corporation

By:	/s/ Janet S. Collinson

Name:	Janet S. Collinson

Title:	Sr. VP HR & Facilities